   As filed with the Securities and Exchange Commission on November 28, 2001
                                                     Registration No. 333-73026
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            Genesee & Wyoming Inc.
            (Exact name of Registrant as specified in its charter)

                           Delaware                                         06-0984624
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)

                              66 Field Point Road
                         Greenwich, Connecticut 06830
                                (203) 629-3722
  (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                            Mortimer B. Fuller, III
                     Chairman and Chief Executive Officer
                            Genesee & Wyoming Inc.
                              66 Field Point Road
                         Greenwich, Connecticut 06830
                                (203) 629-3722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                          Philip T. Ruegger III, Esq.
                             Rise B. Norman, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000

                               -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Proposed Maximum    Proposed Maximum
 Title of Each Class of Securities    Amount to be   Aggregate Price Per Aggregate Offering       Amount of
         to be Registered           Registered(1)(2)   Security(2)(3)      Price(1)(2)(3)   Registration Fee(2)(3)
-------------------------------------------------------------------------------------------------------------------
Debt Securities....................
Preferred Stock, par value $.01 per
  share(4).........................
Class A Common Stock, par value
  $.01 per share(5)................
Total..............................   $200,000,000        100%             $200,000,000            $50,000*
Class A Common Stock, par value
  $.01 per share(6)................  348,298 shares       $29.25(7)        $ 10,187,716(7)         $ 2,547*

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  (footnotes on following page)
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                               -----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(footnotes from previous page)
--------
 * Paid on November 7, 2001
(1) The initial public offering price of any debt securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For debt securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of up to $200,000,000.
(2) Pursuant to General Instruction II.D to Form S-3, the Amount to be Registered, Proposed Maximum Aggregate Price Per Security and Proposed Maximum Aggregate Offering Price have been omitted for each class of securities which are registered hereby other than the specified shares of Class A Common Stock to be sold by selling stockholders. See note 6.
(3) The registration fee for the unallocated securities registered hereby has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.
(4) An indeterminate number of shares of preferred stock of the Registrant are covered by this Registration Statement. Shares of preferred stock may be issued (a) separately or (b) upon the conversion of debt securities which are registered hereby.
(5) An indeterminate number of shares of Class A Common Stock of the Registrant are covered by this Registration Statement. Shares of Class A Common Stock may be issued (a) separately or (b) upon the conversion of either the debt securities or the shares of preferred stock, each of which are registered hereby. Shares of Class A Common Stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration.
(6) Represents shares of Class A Common Stock to be sold by certain selling stockholders identified herein.
(7) Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act on the basis of the last reported price of the Registrant's Class A Common Stock on November 6, 2001, as reported by Nasdaq.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2001

                                    [Logo]

                                 $200,000,000

                            Genesee & Wyoming Inc.

                                Debt Securities
                                Preferred Stock
                             Class A Common Stock

                            Genesee & Wyoming Inc.

                    348,298 Shares of Class A Common Stock

                               -----------------

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in any of our securities.

    See "Risk Factors" beginning on page 2 to read about risks you should consider before you invest in any of our securities.

                               -----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------


                          Prospectus dated   , 2001.

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
Forward-Looking Statements....................................................................   i
Where You Can Find More Information About Us..................................................  ii
Summary.......................................................................................   1
Risk Factors..................................................................................   2
About Genesee & Wyoming Inc...................................................................   9
Recent Developments...........................................................................   9
Ratios of Earnings To Fixed Charges and Earnings To Combined Fixed Charges and Preferred Stock
  Dividends...................................................................................  10
Use of Proceeds...............................................................................  10
Dividend Policy...............................................................................  10
Description of Our Debt Securities............................................................  11
Description of Our Capital Stock..............................................................  18
Selling Stockholders..........................................................................  22
Plan of Distribution..........................................................................  23
Validity of Our Securities....................................................................  24
Experts.......................................................................................  24

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated herein by reference may contain forward-looking statements based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify such forward-looking statements. These statements are no guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in these forward-looking statements. These risks and uncertainties include those noted in the documents incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause our actual results to differ materially include those discussed under "Risk Factors" as well as:

  .  the inability to successfully execute our growth strategy;

  .  changes to Australia's open access regime;

  . the risks of doing business in foreign countries, including exchange rate fluctuations;

  .  the unexpected loss of any long-term concession or lease agreement;

  .  the unexpected loss of a number of our largest customers;

  .  adverse weather conditions;

  . changes in environmental and other laws and regulations to which we and our subsidiaries are subject; and

  .  general economic and business conditions.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Information furnished under Item 9 of our Current Report on Form 8-K is not incorporated by reference in this prospectus and registration statement. We furnished information under
Item 9 of our Current Report on Form 8-K on March 20, 2001.

   We incorporate by reference the documents listed below, any filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part.

  .  The Annual Report on Form 10-K for the year ended December 31, 2000;

  . The Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001; and

  .  The Current Reports on Form 8-K filed on March 2, May 1 and October 3,
     2001.

   You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

                            Genesee & Wyoming Inc.
                              66 Field Point Road
                              Greenwich, CT 06830
                          Attention: John C. Hellmann
                           Telephone: (203) 629-3722

   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

                                    SUMMARY

   This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under "Where You Can Find More Information About Us." Unless the context otherwise indicates, the terms "Genesee & Wyoming Inc.," "we," "us" or "our" mean Genesee & Wyoming Inc. and its consolidated and unconsolidated subsidiaries, including Australian Railroad Group Pty. Ltd. (ARG) and its subsidiaries. When we refer to ARG, that reference is a reference to ARG and its subsidiaries. ARG is our recently formed 50/50 joint venture with Wesfarmers Limited.

The Securities We May Offer

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of $200,000,000 of any of the following securities:

  .  debt securities;

  .  preferred stock; and

  .  Class A Common Stock.

   In addition, certain selling stockholders may offer and sell from time to time an aggregate of 348,298 shares of our Class A Common Stock. See "Selling Stockholders."

Debt Securities

   We may offer unsecured general obligations, which may be either senior or subordinated, and may be convertible into shares of our Class A Common Stock or shares of our preferred stock. In this prospectus, we refer to our senior debt securities and subordinated debt securities together as "our debt securities." The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment of our senior debt, including amounts under our current or future senior credit facilities.

   Our debt securities will be issued under one of two indentures between us and a trustee. We have summarized general features of our debt securities under "Description of Our Debt Securities." We encourage you to read the indentures, the form of each of which is an exhibit to the registration statement of which this prospectus forms a part.

Preferred Stock

   We may issue shares of our preferred stock, $.01 par value per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Class A Common Stock

   We may issue shares of our Class A Common Stock, par value $.01 per share. Holders of shares of our Class A Common Stock are entitled to receive dividends when declared by our Board of Directors, subject to the rights of holders of our preferred stock. Each holder of our Class A Common Stock is entitled to one vote per share. Except as described herein, the holders of our Class A Common Stock have no preemptive rights or cumulative voting rights. See "Description of Our Capital Stock" for a more complete discussion of dividend, voting and conversion rights with respect to our outstanding shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock.

   In addition, certain selling stockholders may offer and sell from time to time an aggregate of 348,298 shares of our Class A Common Stock. See "Selling Stockholders."

                                 RISK FACTORS

   Investing in our securities involves risks, including the risks described in this prospectus and in the other documents which are incorporated herein by reference. Additional risks, including those that relate to any particular securities that we will offer, will be included in the applicable prospectus supplement. You should carefully consider the risk factors before investing in any of our securities.

If we are unable to consummate additional acquisitions or investments, we may not be able to successfully implement our growth strategy.

   The successful implementation of our growth strategy contemplates us expanding through selective acquisitions of and investments in rail properties, both in new regions and in regions in which we currently operate. The success of our acquisition and investment program will depend on, among other things:

  .  the availability of suitable candidates;

  .  competition from other companies for the purchase of available candidates;

  . our ability to value those candidates accurately and negotiate favorable terms for those acquisitions and investments;

  . our ability to obtain the necessary funds to finance additional acquisitions and investments in accordance with the restrictions contained in our senior credit facilities;

  . our ability to identify and enter into mutually beneficial relationships with venture partners; and

  . the availability of management resources to oversee the integration and operation of the acquired businesses.

   If our acquisition and investment program is not successful, we may not be able to expand our business at the rate contemplated by our current growth strategy. As a result, the market price for our Class A Common Stock may be adversely affected.

Our inability to integrate acquired businesses successfully or to realize the anticipated cost savings and other benefits could have adverse consequences to our business.

   We have experienced significant growth through acquisitions and we expect to continue to grow through additional acquisitions. Acquisitions can result in higher than anticipated operating and administrative costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate the acquired companies or businesses successfully. The process of combining acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

  .  loss of key employees or customers;

  . possible inconsistencies in or conflicts between standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information technology and other systems;

  . failure to maintain the quality of services that the companies have historically provided;

  . integrating employees of rail lines acquired from Class I railroads, governments or other entities into our regional railroad culture;

  .  the need to coordinate geographically diverse organizations; and

  . the diversion of management's attention from our day-to-day business as a result of the need to manage any disruptions and difficulties and the need to add management resources to do so.

   These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we normally expect to result from integrating acquired companies, including our most recent acquisition of South Buffalo Railway Company, and may cause material adverse short- and long-term effects on our operating results and financial condition.

   Even if we are able to integrate the operations of our acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we may have expected at the time of acquisition. The expected revenue enhancements and cost savings are based on analyses completed by members of our management. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, operating costs and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are necessarily speculative in nature. In addition, even if we achieve the expected benefits, we may not be able to achieve them within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

We may need additional capital to fund our acquisitions. If we are unable to obtain additional capital, we may be required to forego potential acquisitions, which would harm our business, financial condition and results of operations.

   Since 1996, we have acquired 17 railroads, the majority of which were for cash. We intend to continue to review acquisition candidates and potential purchases of railroad assets, and to attempt to acquire companies and assets that meet our investment criteria. We expect that, as in the past, we will pay cash for some or all of the purchase price of any acquisitions or purchases that we make. Depending on the number of acquisitions or purchases and the prices of the acquisitions, we may not generate enough cash from operations to pay for the acquisitions or purchases. We may, therefore, need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of our existing stockholders. If we raise additional funds through the issuance of debt securities, the terms of such debt could impose additional restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to forego potential acquisitions, which would harm our business, financial condition and results of operations.

Australia's open access regime could lead to additional competition for our business and decreased revenues and profit margins.

   In Australia, where a significant portion of our operations is located, the applicable legislative and regulatory framework enables third party rail operators to gain access to our railway infrastructure in Western Australia and South Australia for access fees and governs our access to the Commonwealth-owned interstate network and State-owned railway infrastructure in New South Wales, Victoria and Queensland as well as track owned by the Northern Territory. ARG currently operates on the Commonwealth-owned interstate network from Sydney, New South Wales and Melbourne, Victoria to Kalgoorlie, Western Australia and on State-owned track in New South Wales.

   Because privatization of railways in Australia is recent, the legislative and regulatory framework governing open access is still in its formative stages and the federal and state regimes are still subject to challenge. If the federal government or respective state regulators determine that the access fees charged to current or prospective third party rail freight operators by ARG in Western Australia or South Australia do not meet competitive standards, then ARG's income from those fees could be negatively affected. Likewise, where ARG pays access fees to others, if those fees are increased, ARG's operating margins could be negatively affected.

   In certain parts of Australia we operate over track networks owned by others, including Commonwealth-owned and State-owned networks. The owners of the network rather than the operators are responsible for scheduling the use of the tracks as well as for determining the amount and timing of the expenditures necessary to maintain the network in satisfactory condition. Therefore, in areas where we operate over tracks owned by others, we are subject to any train scheduling errors made by the owners as well as the risk that the network is not adequately maintained. If either risk were to materialize, our results of operation and financial condition could be adversely affected.

ARG, our 50/50 Australian joint venture, may be subject to significant additional expenditures in order to comply with Commonwealth and/or state regulations.

   In addition to the open access requirements described above, other aspects of rail operation are regulated, safety in particular, on both a Commonwealth and a state-by-state basis. ARG has received safety regulatory approval to operate on Commonwealth-owned track, in the Northern Territory and in all states except Queensland and Tasmania. Changes in safety regulations or other regulations or the imposition of new regulations or conflicts among state and/or Commonwealth regulations could require us to make significant expenditures and to incur significant expenses in order to comply with these regulations.

Because some of our significant subsidiaries transact business in foreign currencies, and because a significant portion of our net income comes from the operations of our foreign subsidiaries, future exchange rate fluctuations may adversely affect our results of operations and may affect the comparability of our results between financial periods.

   Some of our significant subsidiaries transact business in foreign currencies, including the Australian dollar, the Canadian dollar and the Mexican peso. For the nine months ended September 30, 2001, approximately 45.8% of our net income came from the operations of ARG, our 50/50 Australian joint venture. The results of our foreign operations are reported in the local currency and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. In addition, because our financial statements are stated in U.S. dollars, the translation effect of such fluctuations may have a material adverse effect on our results of operations and financial position and may affect the comparability of our results between financial periods. Furthermore, because a portion of our Mexican subsidiary's debt is denominated in U.S. dollars, we are subject to fluctuation in the exchange rate between the U.S. dollar and the Mexican peso, which may have an adverse effect on our financial position and may also affect the comparability of our results between financial periods.

   We cannot assure you that we will be able to effectively manage our exchange rate and/or translation risks or that any volatility in currency exchange rates will not have a material adverse effect on our financial condition or results of operations.

We are subject to the risks of doing business in foreign countries.

   We have railroad operations in Australia, Canada, Mexico and Bolivia. In addition, we may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

  .  adverse changes or greater volatility in the economies of those countries;

  .  adverse effects of currency exchange controls;

  .  adverse changes to the regulatory environment of those countries;

  .  adverse changes to the tax laws and regulations of those countries;

  .  restrictions on the withdrawal of foreign investment and earnings;

  .  the nationalization of the businesses that we operate;

  . the potential instability of foreign governments, including from domestic insurgency movements; and

  . the challenge of managing a culturally and geographically diverse operation.

   Our operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

Failure to meet concession commitments with respect to operations of our foreign rail lines could result in the loss of our investment and a related loss of revenues.

   We have entered into long-term concession and/or lease agreements with governmental authorities in Mexico, Bolivia, South Australia, Western Australia, Northern Territory and the Commonwealth of Australia. These concession and lease agreements are subject to a number of conditions, including those relating to the maintenance of certain standards with respect to safety, service, price and the environment. These concession and lease agreements also typically carry with them a commitment to maintain the condition of the railroad and to make a certain level of capital expenditures. Failure to meet our commitments under the long-term concession and lease agreements could result in the loss of those concession or lease agreements. The loss of any concession or lease agreement could result in the loss of our entire investment relating to that concession or lease agreement and the related revenues and income.

The loss of important customers or contracts may adversely affect our business.

   For the nine months ended September 30, 2001, our ten largest North American customers accounted for approximately 31.5% of our North American revenues, and ARG's ten largest customers and contracts accounted for approximately 67.8% of its revenues. ARG's largest contract, which provides rail service to Western Australia's grain industry, accounted for 18.2% of ARG's revenues for the nine months ended September 30, 2001. The loss of one or more of our or ARG's largest customers and contracts could have a material adverse effect on our operating results and financial condition.

Our results of operations are susceptible to downturns in the general economy as well as to severe weather conditions.

   In any given year, we, like other railroads, are susceptible to changes in the economic conditions of the industries and geographic areas that produce and consume the freight we transport. In addition, many of the goods and commodities carried by us experience cyclicality in their demand. Our results of operations can be expected to reflect this cyclicality because of the significant fixed costs inherent in railroad operations. Should an economic slowdown or recession occur or worsen in North America or in the other countries in which we operate, the volume of rail shipments carried by us is likely to be affected.

   In addition to the inherent risks of the business cycle, we are occasionally susceptible to adverse weather conditions. For example:

    .  our grain revenue may be reduced by drought;

    . our coal revenue may be reduced by cold summers and warm winters, which lessen electricity demand; and

    . our salt revenue may be reduced by snow-free and ice-free winters in the Northeast U.S., which lessens demand for road salt.

Bad weather and natural disasters, such as blizzards in the Northeast region of the U.S. and earthquakes in Mexico, could also cause a shutdown or substantial disruption of operations which, in turn, could have a material adverse effect on our operating results and financial condition. Furthermore, our expenses could be adversely impacted by weather, including as a result of higher track maintenance costs in the winter in New York, Pennsylvania and Canada as well as by possible track washouts in Mexico during the autumn rainy season.

Our business may be adversely affected by unfavorable conditions in the Australian agricultural industry because a substantial portion of our railroad traffic consists of agricultural commodities.

   A significant portion of our rail freight revenues in South Australia and Western Australia comes from shipments of agricultural commodities. For example, for the nine months ended September 30, 2001, grain shipments in South Australia and Western Australia generated approximately 27.5% of the revenues for ARG, our 50/50 Australian joint venture. A decrease in grain shipments as a result of adverse weather or other negative agricultural conditions could have a material adverse effect on our operating results, financial condition and existing business.

Because we depend on Class I railroads and other connecting carriers for our North American operations, our business and financial results may be adversely affected if our relationships with these carriers deteriorate.

   The railroad industry in the U.S. and Canada is dominated by a small number of large Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on our U.S. and Canadian railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on our business and results of operations.

   Our ability to provide rail service to customers in the U.S. and Canada depends in large part upon our ability to maintain cooperative relationships with connecting carriers with respect to, among other matters, freight rates, revenue divisions, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of, or service provided by, those connecting carriers, or in our relationship with those connecting carriers, would adversely affect our business. In addition, much of the freight transported by our U.S. and Canadian railroads moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, we might not be able to obtain replacement railcars on favorable terms or at all and shippers may seek alternate forms of transportation.

   Portions of our U.S. and Canadian rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of our railroads to comply with these leases and agreements in all material respects could result in the loss of operating rights with respect to those rail properties, which would adversely affect our results of operations and financial condition. Class I carriers also have traditionally been significant sources of business for us, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because we depend on Class I carriers for our U.S. and Canadian operations, our business and financial results may be adversely affected if our relationships with those carriers deteriorate.

   While the majority of our Mexican revenue originates and terminates on our railroad, we are dependent on our relationship with a connecting carrier for the remainder of our revenue. To the extent that we experience service disruptions with that connecting carrier, our ability to serve existing customers and expand our business will suffer.

We face competition from numerous sources, including those relating to geography, substitutable products, other types of transportation and other rail operators.

   Each of our railroads is typically the only rail carrier directly serving our customers. Our railroads, however, compete directly with other modes of transportation, principally motor carriers and, to a lesser extent, ship, barge and pipeline operators. We are also subject to geographic and product competition. For example, a customer could shift production to a region where we do not have operations or could substitute one commodity for another commodity that is not transported by rail. In either case, we would lose a source of revenue, hurting our results of operations.

   The extent of this competition varies significantly among our railroads. Competition is based primarily upon the rate charged, the relative costs of substitutable products and the transit time required. In addition, competition is based on the quality and reliability of the service provided. Because the large majority of our freight moves involve interchange with another carrier, we have only limited control over the price, transit time or quality of such service. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers with respect to size or weight limitations, could have a material adverse effect on our results of operations and financial condition.

   In competing for the acquisition of rail properties, we face other acquirors that may have greater financial resources than we do. Competition for rail properties is based primarily upon price, operating history and financing capability. Our inability to successfully complete additional acquisitions will adversely affect the implementation of an important part of our growth strategy.

We are subject to significant governmental regulation of our railroad operations. The failure to comply with governmental regulations could have a material adverse effect on our business.

   We are subject to governmental regulation in the U.S. by a significant number of federal, state and local regulatory authorities, including The Surface Transportation Board, The Federal Railroad Administration and state departments of transportation, with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. We are also subject to regulatory authorities in the other countries in which we operate. Our failure to comply with applicable laws and regulations could have a material adverse effect on us. In addition, governments may change the legislative framework within which we operate without providing us with any recourse for any adverse effects that the change may have on our business. Also, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations and we cannot assure you that we will continue to be able to do so.

We could incur significant costs for violations of applicable environmental laws and regulations.

   Our railroad operations and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous material or petroleum releases. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We may be subject to allegations or findings to the effect that we have violated, or are strictly liable under, these laws or regulations. As a result, we could incur significant costs, including significant expenses to investigate and remediate environmental contamination, which could have a material adverse effect on our results of operations and on our financial condition.

An adverse outcome of the lawsuit against us by Commonwealth Edison Company could have a material adverse effect on our financial condition.

   On August 6, 1998, a lawsuit was commenced against us and our subsidiary, Illinois & Midland Railroad, Inc. (IMRR), by Commonwealth Edison Company (ComEd) in the Circuit Court of Cook County, Illinois. The suit alleges that IMRR breached certain provisions of a stock purchase agreement entered into by a prior unrelated owner of the IMRR rail line. The provisions allegedly pertain to limitations on rates received by IMRR and the unrelated predecessor for freight hauled for ComEd's previously owned Powerton Plant. The suit seeks unspecified compensatory damages for alleged past rate overcharges. We believe the suit is without merit and intend to vigorously defend against the suit. However, an adverse outcome of this lawsuit could have a material adverse effect on our financial condition.

Bethlehem Steel's bankruptcy could have a negative impact on our results of operations and financial condition.

   On October 1, 2001, we acquired all of the outstanding shares of South Buffalo Railway Company from Bethlehem Steel Corporation. In connection with that acquisition, we entered into a number of agreements with Bethlehem Steel. On October 5, 2001, Bethlehem announced that it had filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Although at this time Bethlehem and we are continuing to perform under those agreements in the ordinary course of business, notwithstanding Bethlehem's chapter 11 filing, it is possible that Bethlehem or other parties in interest in the Bethlehem bankruptcy cases may take positions adverse to us. In the event that Bethlehem or the other parties are successful in arguing those positions, our financial condition and results of operations could be materially adversely affected.

Some of our employees belong to labor unions, and strikes or work stoppages could adversely affect our operations.

   We are a party to collective bargaining agreements with various labor unions in the United States, Mexico, Australia, Canada, and Bolivia. In North America, we are party to fifteen contracts with national labor organizations which have expiration dates ranging to 2005. We are currently engaged in negotiations with respect to five of those agreements, including four related to our recent acquisition of the South Buffalo Railway Company. We are also in the process of negotiating one new contract with a labor organization in North America. In South Australia, we are party to one collective bargaining agreement that expires in September 2004. In Western Australia, we are currently negotiating with our employees and union representatives to reach new agreements. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which in either case could materially adversely affect our results of operations and financial condition. We are also subject to the risk of the unionization of our non-unionized employees which could result in higher employee compensation and working condition demands that could increase our operating costs or constrain our operating flexibility. In addition, work interruptions may be threatened which could cause cessation of operations with a corresponding adverse financial impact.

We may face liability for casualty losses which are not covered by insurance.

   We have obtained for each of our railroads insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. Unexpected or catastrophic circumstances such as accidents involving passenger trains or spillage of hazardous materials could cause our liability to exceed our insurance limits. Insurance is available from only a very limited number of insurers and we cannot assure you that insurance protection at our current levels will continue to be available or, if available, will be obtainable on terms acceptable to us. In addition, the terrorist attacks on September 11, 2001, and subsequent events, may result in additional increases in our insurance premiums and/or our self insured retentions and could result in limitations to the coverage under our existing policies. The occurrence of losses or other liabilities which are not covered by insurance or which exceed our insurance limits could materially adversely affect our financial condition.

Rising fuel costs could materially adversely affect our business.

   Fuel costs constitute a significant portion of our total operating expenses. Fuel costs were approximately 8.3% of our operating expenses for the nine months ended September 30, 2001 and 11.2% for the nine months ended September 30, 2000. If diesel fuel prices increase dramatically, the increase could have a material adverse effect on our results of operations and financial condition.

   Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from Organization of the Petroleum Exporting Countries (OPEC) production curtailments, a disruption of oil imports or otherwise, higher fuel prices and any price increases would materially affect our operating results. Historically, we have not engaged in fuel hedge contracts.

                         ABOUT GENESEE & WYOMING INC.

   Genesee & Wyoming Inc., incorporated in Delaware in 1977, is a holding company whose subsidiaries and unconsolidated affiliates own/and or operate short line and regional freight railroads and provide related rail services in North America, South America and Australia. We, through our U.S. industrial switching subsidiary, also provide freight car switching and related services to industrial companies located in the United States with extensive railroad facilities within their complexes. We generate revenues primarily from the movement of freight over track owned or operated by our railroads. We also generate non-freight revenues primarily by providing freight car switching and related rail services such as railcar leasing, railcar repair and storage to the aforementioned industrial companies, to shippers along our lines, and to the Class I railroads that connect with our North American lines.

   Our executive offices are located at 66 Field Point Road, Greenwich, CT 06830, and our telephone number is (203) 629-3722.

                              RECENT DEVELOPMENTS

   On October 1, 2001, we beneficially acquired all of the issued and outstanding shares of common stock of South Buffalo Railway Company from Bethlehem Steel Corporation. South Buffalo currently owns and operates locomotives and rolling stock over 52 miles of owned track in Buffalo, New York. Following the acquisition, we intend to continue to use the assets of South Buffalo for the same purposes to which they were previously devoted.

   The acquisition was consummated under the terms of a Stock Purchase and Sale Agreement dated September 28, 2001 between us and Bethlehem. Under the Stock Purchase Agreement, we paid Bethlehem $33,133,067 in cash and assumed $3,337,547 of liabilities as the total purchase price. The cash portion of the purchase price is subject to adjustment based on the amount of retained earnings of South Buffalo as of the closing date.

   We funded the acquisition under our $103,000,000 revolving credit facility with Fleet National Bank, formerly known as BankBoston, N.A. On October 1, 2001, we acquired beneficial ownership of the South Buffalo shares and will assume actual ownership of the shares upon approval of the transaction by The Surface Transportation Board. We have requested this approval and expect to receive the decision of The Surface Transportation Board on or about December 1, 2001.

   The South Buffalo acquisition gave rise to the right of The 1818 Fund III, L.P. to purchase from us an additional 5,000 shares of our 4% Redeemable Convertible Preferred Stock, Series A, under the terms of a Stock Purchase Agreement dated October 19, 2000 between us and The 1818 Fund III, L.P. The 1818 Fund III, L.P. has notified us that it intends to exercise its option to purchase 5,000 shares of our Series A Preferred Stock for a total purchase price of $5,000,000, and we expect that this transaction will close on or prior to December 11, 2001.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table shows our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the five most recent fiscal years ended on December 31 and the most recent interim period.

                                                                            Nine months
                                                                               ended
                                                                           September 30,
                                            1996 1997 1998(a) 1999 2000(a)    2001(a)
                                            ---- ---- ------- ---- ------- -------------
Ratio of earnings to fixed charges......... 2.9  3.8    2.9   2.3    2.6        2.2
Ratio of earnings to combined fixed charges
  and preferred stock dividends (b)........  --   --     --    --    2.6        2.1

--------
(a) In 1998, we recorded a $6.0 million gain from insurance proceeds and, in 2000 and during the nine months ended September 30, 2001, we recorded gains related to the sale of a 50% equity interest in our Australian operations of $10.1 million and $3.7 million, respectively. The 2000 gain was partially offset by a $4.0 million charge for the buyout of Australian stock options from employees of our Australian subsidiary, Australian Southern Railroad, prior to the sale of the 50% interest in our Australian operations.
(b) Our initial issuance of preferred stock was in December 2000.

   For the purposes of the table above, earnings are defined as earnings before income taxes, equity earnings, minority interest and extraordinary items, plus fixed charges and distributed income of equity investees. Fixed charges include interest expense on all debt, amortization of deferred debt issuance costs and the portion of rental expense on operating leases attributable to interest. Preferred stock dividends are the pre-tax equivalent, at our effective tax rate, of dividends earned on our outstanding preferred stock.

                                USE OF PROCEEDS

   Unless otherwise indicated in the prospectus supplement, we will use all or a portion of the net proceeds from the sale of our securities offered by this prospectus and the prospectus supplement for general working capital purposes. General working capital purposes may include repayment of other debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

   We will not receive any proceeds from the sale of any shares of our Class A Common Stock offered by the selling stockholders.

                                DIVIDEND POLICY

   We did not pay cash dividends on our Class A Common Stock or Class B Common Stock in 1998, 1999 or 2000. Other than dividends to be paid on outstanding shares of Series A Preferred Stock or shares of preferred stock issued after the date of this prospectus, if so designated, we do not intend to pay cash dividends for the foreseeable future and intend to retain earnings, if any, for the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

                      DESCRIPTION OF OUR DEBT SECURITIES

   Any of our debt securities issued under this prospectus will be our direct, unsecured general obligations. Our debt securities will be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities").

   The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and U.S. banking institutions (each, a "Trustee"). The Trustee for each series of our debt securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures."

   Our debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the applicable prospectus supplement.

   We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. Whenever we refer to this prospectus or in the prospectus supplement to defined terms of the Indentures, those defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

General

   The debt securities will be our direct, unsecured general obligations. The Senior Debt Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Subordinated Debt securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (including the Senior Debt Securities) as described under "Subordination" below and in the prospectus supplement applicable to any Subordinated Debt Securities.

   The Indentures provide that our debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

   A prospectus supplement will include the terms of any debt securities being offered ("Offered Debt Securities"). These terms will include some or all of the following:

  .  the title of the Offered Debt Securities;

  . whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

  .  the total principal amount of the Offered Debt Securities;

  . the dates on which the principal of the Offered Debt Securities will be payable;

  . the interest rate, which may be fixed or variable, of the Offered Debt Securities and the interest payment dates for the Offered Debt Securities;

  .  the places where payments on the Offered Debt Securities will be payable;

  . any terms upon which the Offered Debt Securities may be redeemed at our option;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Offered Debt Securities;

  .  whether the Offered Debt Securities are defeasible;

  .  any addition to or change in the Events of Default;

  . if convertible into shares of our Class A Common Stock or any of our other securities, the terms on which such Offered Debt Securities are convertible;

  .  any addition to or change in the covenants in the applicable Indenture; and

  . any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture.

   If so provided in the applicable prospectus supplement, we may issue our debt securities at a discount below their principal amount and pay less than the entire principal amount of our debt securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

   The general provisions of the Indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions, if any, to the Events of Default described below that are applicable to the Offered Debt Securities or any covenants or other provisions providing event risk or similar protection.

Form, Exchange and Transfer

   The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof.

   Subject to the terms of the applicable Indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge except for any tax or governmental charge.

Global Securities

   The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

   No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary unless:

  .  the depositary is unwilling or unable to continue as depositary;

  .  an Event of Default has occurred and is continuing; or

  .  as otherwise provided in the applicable prospectus supplement.

   Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC") will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

Payment

   Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment.

   Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on our debt securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names our debt securities are registered on days specified in the applicable Indenture or any prospectus supplement.

Events of Default

   Unless otherwise specified in the applicable prospectus supplement, each of the following will constitute an event of default ("Event of Default") under the Indentures with respect to our debt securities of any series:

  . default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

  . default in the payment of the principal of and premium, if any, on any debt security of that series at its Maturity;

  . default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

  . default in the performance, or breach, of any covenant or warranty in the applicable Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of debt securities of a series other than that series, and continuance of such default or breach for a period of 30 days after there has been given by registered or certified mail, to us by the applicable Trustee or to us and the applicable Trustee by the Holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default";

  . failure by us to pay final judgments aggregating in excess of $2,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

  . certain events of bankruptcy, insolvency or reorganization with respect to us; or

  . any other Event of Default provided with respect to debt securities of that series.

   Each Indenture requires us to file with the applicable Trustee, annually, an officers' certificate as to our compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the Holders of that series of debt securities.

   If an Event of Default with respect to our debt securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the Holders of not less than 25% in principal amount of our outstanding debt securities of that series may declare the principal amount, or, if any debt securities of that series are Original Issue Discount Securities, that portion of the principal amount of those Original Issue Discount Securities as may be specified in the terms of those Original Issue Discount Securities, of all our debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the applicable Trustee if given by Holders, and upon any such declaration that principal amount, or specified amount, plus accrued and unpaid interest, and premium, if any, will become immediately due and payable. Upon payment of that amount in the currency in which such debt securities are denominated (except as otherwise provided in the applicable Indenture or specified in the prospectus supplement), all of our obligations in respect of the payment of principal of the debt securities of that series will terminate.

   If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series, or that portion of the principal amount of such debt securities as may be specified in a prospectus supplement, will automatically become immediately due and payable.

   Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to our debt securities of a particular series occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of any of the Holders of Debt securities of that series, unless the Holders have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to the provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of our outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the applicable Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to our debt securities of that series.

   At any time after a declaration of acceleration with respect to our debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the Indentures, the Holders of a majority in principal amount of our outstanding debt securities of that series, by written notice to us and the applicable Trustee, may rescind and annul such declaration and its consequences, subject to any terms or conditions specified in the applicable prospectus supplement.

Merger or Consolidation

   Each Indenture provides that we may not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any Person, unless:

  . the corporation formed by the consolidation or into which we are merged or the Person which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety (the "successor corporation") is a corporation organized and existing under the laws of the United States or any State or territory thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all our debt securities issued under the applicable Indenture and the performance of every covenant in the applicable Indenture on our part to be performed or observed;

  . immediately after giving effect to such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or lapse of time, or both, would become an Event of Default, has happened and is continuing; and

  . the other conditions as may be specified in the applicable prospectus supplement.

Modification or Waiver

   Without prior notice to or consent of any Holders, we and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes:

  . to evidence the succession of another corporation to our rights and the assumption by that successor of our covenants and obligations under the applicable Indenture and under our debt securities issued thereunder in accordance with the terms of the applicable Indenture;

  . to add to our covenants for the benefit of the Holders of all or any series of our debt securities, and if those covenants are to be for the benefit of less than all series, stating that those covenants are expressly being included solely for the benefit of that series, or to surrender any of our rights or powers under the applicable Indenture;

  . to add any additional Events of Default, and if those Events of Default are to be applicable to less than all series, stating that those Events of Default are expressly being included solely to be applicable to that series;

  . to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no outstanding debt security issued thereunder of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply;

  . to secure the debt securities issued thereunder or to provide that any of our obligations under the debt securities or the applicable Indenture shall be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

  . to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of the Holders of debt securities of that series or any other series of debt securities issued under the applicable Indenture in any material respect;

  . to establish the form or terms of debt securities as permitted by the applicable Indenture;

  . to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

  . to cure any ambiguity, to correct or supplement any provision in the applicable Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the applicable Indenture and the debt securities issued thereunder and the Trust Indenture Act (the "TIA") or to make any other provisions with respect to matters or questions arising under the applicable Indenture which will not be inconsistent with any provision of the applicable Indenture; provided those other provisions do not adversely affect the interests of the Holders of our outstanding debt securities of any series created thereunder prior to such modification in any material respect.

   With the written consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification voting separately, we and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the Holders of debt securities under the applicable Indenture; provided, however, that such modifications may not, without the consent of the Holder of each outstanding debt security of each series affected, modify the principal or interest terms, reduce the percentage required for modifications or otherwise conflict with the required provisions of the TIA or make those changes or modifications specified in the applicable prospectus supplement as requiring the consent of the Holder of each outstanding debt security for each series affected.

   A modification which changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of debt securities or which modifies the rights of the Holders of debt securities of that series with respect to that covenant or other provision, will be deemed not to affect the rights under the applicable Indenture of the Holders of debt securities of any other series.

   Each of the Indentures provides that the Holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant Trustee, may on behalf of the Holders of the debt securities of that series waive any Default or Event of Default and its consequences under the applicable Indenture, except:

  . a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a non-consenting Holder; or

  . a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each outstanding debt security of each series affected.

Senior Debt Securities

   The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination

   Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, and premium, if any, and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture or as described in the applicable prospectus supplement in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities, but our obligation to make payment of principal (and premium, if any) or interest on the Subordinated Debt Securities will not otherwise be affected.

   Unless otherwise indicated in a prospectus supplement, no payment on account of principal (and premium, if any), sinking funds or interest may be made on the Subordinated Debt Securities at any time when there is a default in the payment of principal (and premium, if any), interest or certain other obligations on Senior Indebtedness. In addition, the prospectus supplement for each series of Subordinated Debt Securities may provide that payments on account of principal, any premium, if any, or interest in respect of such Subordinated Debt Securities may be delayed or not paid under the circumstances and for the periods specified in that prospectus supplement. Unless otherwise indicated in a prospectus supplement, in the event that, notwithstanding the foregoing, any payment by us described in the foregoing sentence is received by the Trustee under the Subordinated Indenture or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, that payment or distribution will be paid over to the Holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness have been paid in full, after giving effect to any concurrent payment or distribution to the Holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the Holders of the Senior Indebtedness to the extent of payments made to the Holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities.

   By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

   If this prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. "Senior Indebtedness" with respect to any series of Subordinated Debt Securities will have the meaning specified in the applicable prospectus supplement for that series.

Discharge, Legal Defeasance and Covenant Defeasance

   The applicable Indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when either:

  . all debt securities, with the exceptions provided for in the Indenture, of that series have been delivered to the applicable Trustee for cancellation;

  . all debt securities of that series not theretofore delivered to the applicable Trustee for cancellation:

    .  have become due and payable;

    .  will become due and payable at their Stated Maturity within one year; or

    .  are to be called for redemption within one year; or

  . certain events or conditions occur as specified in the applicable prospectus supplement.

   In addition, each series of debt securities may provide additional or different terms or conditions for the discharge or defeasance of some or all of our obligations as may be specified in the applicable prospectus supplement.

   If provision is made for the defeasance of debt securities of a series, and if the debt securities of that series are registered securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance will be applicable except as otherwise specified in the applicable prospectus supplement for debt securities of that series. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies may be specified in the applicable prospectus supplement.

   At our option, either (1) we will be deemed to have been discharged from our obligations with respect to debt securities of any series, i.e. the "legal defeasance option," or (2) we will cease to be under any obligation to comply with certain provisions of the applicable Indenture with respect to certain covenants, if any, specified in the applicable prospectus supplement with respect to debt securities of any series, i.e. the "covenant defeasance option," at any time after the conditions set forth in the applicable prospectus supplement have been satisfied.

Conversion Rights

   The terms and conditions, if any, upon which Offered Debt Securities are convertible into shares of our Class A Common Stock will be set forth in the prospectus supplement relating thereto. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the Holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of those Offered Debt Securities.

Corporate Existence

   Subject to the terms of the applicable Indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing Law

   The Indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

                       DESCRIPTION OF OUR CAPITAL STOCK

   In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and our restated certificate of incorporation and by-laws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information About Us" on page ii.

In General

   Our authorized capital stock consists of 12,000,000 shares of Class A Common Stock, par value $.01 per share, 1,500,000 shares of Class B Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of October 31, 2001, there were: (1) 5,746,786 shares of Class A Common Stock issued and outstanding, held by approximately 113 holders of record; (2) 1,268,169 shares of Class B Common Stock issued and outstanding, held by approximately 10 holders of record and (3) 20,000 shares, with a liquidation preference of $20,000,000, of 4% Series A Senior Redeemable Convertible Preferred Stock issued and outstanding, held by The 1818 Fund III L.P. In addition, The 1818 Fund III L.P. has the option to purchase 5,000 additional shares of Preferred stock on or before December 12, 2001 and has notified us that it expects to exercise its option on or prior to December 11, 2001 at a price of $1,000 per share.

Class A Common Stock and Class B Common Stock

   Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. In addition, as described below, each holder of Series A Preferred Stock is entitled to the number of votes per share equal to the number of votes that the holder would be entitled to cast had the holder converted all of her shares of Series A Preferred Stock into Class A Common Stock. Except with respect to the class voting rights of the Class A Common Stock and Class B Common Stock described below and the class voting rights of the Series A Preferred Stock described below under "Description of Our Capital Stock--Outstanding Series A Preferred Stock" or as otherwise required by law, all actions submitted to a vote of stockholders are voted on by the holders of Class A Common Stock, Class B Common Stock and Series A Preferred Stock voting together as a single class. Generally, actions requiring stockholder approval must be approved by a majority of the voting power of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock. Subject to certain exceptions, the affirmative vote of 66 2/3% of the voting power of the Class A Common Stock and Class B Common Stock, voting as a single class, is necessary for the approval of a merger, consolidation or sale of substantially all of our assets. Holders of our capital stock are not entitled to cumulative voting in the election of directors.

   Conversion. Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible into one share of Class A Common Stock (1) at any time at the option of the holder of the Class B Common Stock and (2) automatically upon any transfer by the holder thereof other than (a) a transfer to a spouse, child or grandchild or the transferor by gift or upon the transferor's death, or (b) a transfer to an individual or entity that is, at the time of transfer, a holder of record of Class B Common Stock or an executive officer of our company.

   Dividends. Dividends are payable on the outstanding shares of (1) only Class A Common Stock or (2) both Class A Common Stock and Class B Common Stock, in each case, when, as and if declared by our Board of Directors. If there is any arrearage in the payment of dividends on shares of our preferred stock, we may not pay dividends upon, repurchase or redeem shares of our Class A or Class B Common Stock.

   If our Board of Directors determines to pay a dividend on Class B Common Stock, each share of Class A Common Stock will receive a dividend in an amount 10% greater than the amount of the dividend per share paid on the Class B Common Stock.

   Liquidation. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock will share with each other on a ratable basis as a single class in the net assets of our company available for distribution after payment or provision for our liabilities and after satisfaction of any liquidation preference on any series of our preferred stock.

   Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided (whether in the form of a stock dividend or otherwise), consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided (whether in the form of a stock dividend or otherwise), consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation, reorganization or other business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by the holders of the other class. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock are entitled to preemptive rights, and neither the Class A Common Stock nor the Class B Common Stock is subject to redemption.

   Listing. Our Class A Common Stock is quoted on the Nasdaq National Market under the symbol "GNWR."

Preferred Stock

   General. Our Board of Directors, without action by stockholders, is authorized to:

  .  authorize the issuance of shares of preferred stock in one or more series;

  .  establish the number of shares in each series; and

  . fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

   Each time that we issue a new series of preferred stock, we will file with the Securities and Exchange Commission a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

  .  the designation of the title of the series;

  .  dividend rates;

  .  redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of our company;

  .  sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our Class A Common Stock or any other of our securities or exchangeable for securities of any other person;

  .  voting rights; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable.

   Ranking. Each new series of our preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

   Dividends. Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our Board of Directors, out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

  .  the dividend rates;

  .  whether the rates will be fixed or variable or both;

  .  the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

   We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by our Board of Directors.

   We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

   Conversion and Exchange. The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our Class A Common Stock or exchangeable for securities of a third party.

   Redemption. We will specify in the prospectus supplement relating to each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  .  the redemption prices.

   In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by our Board of Directors.

   Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on or after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

   Liquidation Preference. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

  .  any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   In the event that holders of preferred stock are not paid in full upon our liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

   Voting Rights. The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by law.

Our Outstanding Series A Preferred Stock

   Voting. Holders of Series A Preferred Stock are entitled to a number of votes per share of Series A Preferred Stock equal to the number of shares of Class A Common Stock that such share of Series A Preferred Stock is then convertible into. Other than the class voting rights of the Class A and Class B Common Stock described above and except as described in the last sentence of this paragraph or as required by law, all actions submitted to a vote of stockholders are voted on by the holders of Series A Preferred Stock, Class A Common Stock and Class B Common Stock voting together as a single class. Generally, actions requiring stockholder approval must be approved by a majority of the voting power of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock. The affirmative vote of the holders of at least 66% of the outstanding shares of Series A Preferred Stock, voting separately as a single class, is necessary for certain actions, including the authorization and issuance of:

  .  any class of senior stock, parity stock or Class B Common Stock;

  . any class of capital stock having an optional or mandatory redemption earlier than December 12, 2008; and

  . any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class of senior stock or parity stock.

   Conversion/Redemption. Each share of Series A Preferred Stock is convertible at any time into our shares of Class A Common Stock at a conversion price of $15.33, subject to certain adjustments. As of the date of this prospectus, no shares of Series A Preferred Stock have been converted into shares of Class A Common Stock. At the current conversion price, and assuming that The 1818 Fund III L.P. has exercised its option to purchase an additional 5,000 shares of our Series A Preferred Stock, the outstanding shares of our Series A Preferred Stock would be convertible into approximately 1.6 million shares of Class A Common Stock. The Series A Preferred Stock is callable by us after December 12, 2004 and is mandatorily redeemable, to the extent permitted by law, on December 12, 2008.

   Dividends. Dividends on Series A Preferred Stock are cumulative and payable in quarterly arrears in an amount equal to an annual rate of 4% of the issue price, or $10.00 per share per quarter. In addition, in the event that we declare a dividend, other than a regular dividend, or make any other distributions to holders of Class A or Class B Common Stock, each holder of Series A Preferred Stock will be entitled to receive a dividend distribution in an amount equal to the amount that holder would have received had she converted her shares of Series A Preferred Stock into shares of Class A Common Stock prior to the record date for that dividend distribution.

   Liquidation. In the event of liquidation, holders of Series A Preferred Stock will share with each other and with other holders of parity stock on a ratable basis as a single class in our net assets available for distribution after payment or provision for our liabilities and of all amounts owing with respect to senior stock.

   Change of Control. If on or prior to December 12, 2004 a change of control occurs, a holder of Series A Preferred Stock will have the option to require us to redeem all of her shares of Series A Preferred Stock at a price equal to 101% of the liquidation preference plus accrued and unpaid interest.

Classes of Directors

   Our Board of Directors is currently classified into three classes. One class of directors is elected each year and the members of that class hold office for a three-year term or until their successors are duly elected and qualified. The classification of directors will have the effect of making it more difficult for a third party to change the composition of our Board of Directors without the support of the incumbent directors. At least two annual stockholder meetings, instead of one, will be required to effect a change in the control of our Board, unless stockholders remove directors for cause.

                             SELLING STOCKHOLDERS

   348,298 of the shares of our Class A Common Stock being offered under this prospectus may be offered by certain selling stockholders. The potential selling stockholders include Mortimer B. Fuller, III, Louis S. Fuller, John M. Randolph and Unirail, LLC.

   The table below contains information regarding the number of shares of our Class A Common Stock that may be sold hereunder and the beneficial ownership of our Class A Common Stock and Class B Common Stock as of October 31, 2001 by each potential selling stockholder. The actual amount, if any, of our Class A Common Stock and Class B Common Stock to be offered by each selling stockholder and the amount and percentage of our Class A Common Stock and Class B Common Stock to be owned by that selling stockholder following that offering will be disclosed in the applicable prospectus supplement.






                                                                             Number of Shares
                                                                             of Class A Common      Number of Shares
                                                                            Stock Beneficially     of Class B Common
                                                                              Owned After the   Stock Beneficially Owned
                         Class A           Class B                            Sale of Maximum      After the Sale of
                       Common Stock      Common Stock                        Number of Shares        Maximum Number
                       Beneficially      Beneficially                           of Class A        of Shares of Class B
                        Owned (1)         Owned (1)        Maximum Number      Common Stock           Common Stock
-                    ---------------- ------------------ of Shares of Class ------------------- ------------------------
                     No. of  Percent  No. of  Percent of A Common Stock to             Percent                  Percent
Name and Address     Shares  of Class Shares    Class    be Sold Hereunder  Number     of Class   Number        of Class
----------------     ------- -------- ------- ---------- ------------------ -------    --------  -------        --------
Mortimer B. Fuller,
 III(2)(3)(4)....... 224,466   3.8%   987,424   77.9%         250,000       108,481(5)   1.8%    853,409(5)      75.2%
Louis S. Fuller (6). 164,216   2.9%   199,716   15.7%          50,000       114,216      1.9%    199,716         17.6%
John M. Randolph (7)  46,400   0.8%    11,100    0.9%          10,000        36,400      0.6%     11,100         10.0%
Unirail, LLC(8).....  38,298   0.7%        --      --          38,298            --        --         --            --
                     -------   ----   -------   -----         -------       -------      ----    -------         -----
   Total............                                          348,298

--------
(1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it.
(2) Mortimer B. Fuller, III is our Chairman of the Board and Chief Executive Officer. The address of Mortimer B. Fuller, III is c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, CT 06830.
(3) The amounts shown include: (1) 115,985 shares of Class A Common Stock and 722,710 shares of Class B Common Stock owned by Mr. Fuller individually;
    (2) 2,775 shares of Class A Common Stock held by Mr. Fuller's wife, as to which shares Mr. Fuller disclaims beneficial ownership; (3) 21,332 shares of Class A Common Stock held by Overlook Estate Foundation, Inc., of which Mr. Fuller is President; (4) presently exercisable options to purchase 84,374 shares of Class A Common Stock; and (5) presently exercisable third-party options to purchase 264,714 shares of Class B Common Stock, which shares are subject to a Voting Agreement under which Mr. Fuller has been granted an irrevocable proxy through March 20, 2008.
(4) By reason of a voting agreement, under Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, a group comprised of Mortimer
    B. Fuller, III, The 1818 Fund III, L.P. ("The 1818 Fund") and T. Michael Long may be deemed to beneficially own substantially all of the shares of our stock beneficially owned by the members of the group. At the date of this prospectus, Mr. Long beneficially owned 1,103 shares of Class A Common Stock, consisting of units under the Company's Deferred Stock Plan for Non-Employee Directors held by Mr. Long, and The 1818 Fund beneficially owned 25,000 shares of Series A Preferred Stock, convertible into approximately 1.6 million shares of Class A Common Stock. Mr. Fuller, on the one hand, and The 1818 Fund and Mr. Long, on the other, disclaim beneficial ownership of the shares owned by the other, and they are not reflected in the amounts shown on the table.
(5) For purposes of this table only, we have assumed that Mortimer B. Fuller, III will convert 134,015 shares of Class B Common Stock into shares of Class A Common Stock enabling those shares of Class A Common Stock to be sold under this prospectus. However, the actual decision of whether the source of shares of Class A Common Stock to be sold by Mr. Fuller under this prospectus will come from the conversion of shares of Class B Common Stock or the exercise of options to purchase shares of Class A Common Stock will be made, and depend on the circumstances, at the time of any sale and will be set forth in the applicable prospectus supplement.
(6) The amounts shown include: (1) 199,716 shares of Class B Common Stock owned by Mr. Louis Fuller individually; (2) 61,716 shares of Class A Common Stock owned jointly by Mr. Louis Fuller and his wife; (3) 90,000 shares of Class A Common Stock owned by Mr. Louis Fuller's wife, as to which shares Mr. Louis Fuller disclaims beneficial ownership; and (4) presently exercisable options to purchase 12,500 shares of Class A Common Stock. The address of Mr. Louis Fuller is c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, CT 06830.
(7) The amounts shown include: (1) 17,400 shares of Class A Common Stock and 11,100 shares of Class B Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; (2) 15,000 shares of Class A Common Stock held by a charitable trust, of which he is co-trustee; (3) 1,500 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph's wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership; and (4) presently exercisable options to purchase 12,500 shares of Class A Common Stock. The address of Mr. Randolph is 8626 North 84th Place, Scottsdale, AZ 85258.
(8) The shares of Class A Common Stock owned by Unirail, LLC are being included in this prospectus under the Registration Rights Agreement dated as of September 30, 1999 entered into by and between Unirail, LLC and us. The address of Unirail, LLC is 509 Madison Avenue, New York, New York 10022.

                             PLAN OF DISTRIBUTION

   The debt securities, preferred stock and Class A Common Stock may be sold:

  .  to or through underwriting syndicates represented by managing underwriters;

  . through one or more underwriters without a syndicate for them to offer and sell to the public;

  .  through dealers or agents; or

  . to investors directly in negotiated sales or in competitively bid transactions.

   The prospectus supplement for each series of securities we or the selling stockholders sell will describe that offering, including:

  .  the name or names of any underwriters;

  . the purchase price and the proceeds to us or the selling stockholders from that sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  .  any securities exchanges on which the securities may be listed.

Underwriters

   If underwriters are used in the sale, we and the selling stockholders, as applicable, will execute an underwriting agreement with those underwriters relating to the securities that we or the selling stockholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

   The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us or the selling stockholders, as the case may be, in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

   We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

   We and the selling stockholders may also sell any of the securities through agents designated by us and/or the selling stockholders, as the case may be, from time to time. We and/or the selling stockholders, as the case may be, will name any agent involved in the offer or sale of these securities and will list commissions payable by us and/or the selling stockholders, as the case may be, to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we and/or the selling stockholders, as the case may be, state otherwise in the prospectus supplement.

Direct Sales

   We and the selling stockholders may sell any of the securities directly to purchasers. In this case, we and/or the selling stockholders, as the case may be, will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

   We and the selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

   The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

                          VALIDITY OF OUR SECURITIES

   Simpson Thacher & Bartlett, New York, New York, will pass upon the legality of each of the securities for us. As of November 8, 2001, lawyers of Simpson Thacher & Bartlett who have participated in the preparation of the registration statement of which this prospectus forms a part beneficially owned 9,675 shares of our Class A Common Stock.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

   The financial statements of Westrail Freight Division as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, appearing in the Current Report on Form 8-K dated March 2, 2001, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

                                                                       Estimated
                                                                        Amounts
                                                                       ---------
Securities and Exchange Commission registration fee under the 1933 Act $ 52,547
Printing and engraving expenses....................................... $ 50,000
Legal fees and expenses............................................... $250,000
Accountants' fees and expenses........................................ $ 15,000
Blue Sky fees and expenses............................................ $ 10,000
Transfer Agent fees................................................... $ 10,000
Trustee fees and expenses............................................. $ 35,000
Miscellaneous......................................................... $ 52,453
                                                                       --------
Total................................................................. $475,000

--------
* Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by the Registrant.

Item 15. Indemnification of Directors and Officers.

   Under Article X of the Restated Certificate of Incorporation of the Company and Section 145 of the Delaware General Corporation Law, directors and officers are entitled to indemnification by Genesee & Wyoming against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Directors and Officers' Liability Insurance is carried in an amount of $15,000,000 with a $100,000 corporate reimbursement. In the Underwriting Agreement, if any, each underwriter will agree to indemnify the directors of, certain officers of, and persons who control Genesee & Wyoming, within the meaning of the Securities Act of 1933, against liabilities resulting from information that such underwriter supplies for the Registration Statement.

Item 16. Exhibits.

Exhibit
Number  Description
------  -----------
   1    Underwriting Agreement*

   4    Instruments defining the rights of security holders

            (a) Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of
                Genesee & Wyoming's Current Report on Form 8-K, as filed with the Commission on
                December 20, 2000 (File No. 000-20847)).

            (b) Certificate of Designation of 4.0% Senior Redeemable Convertible Preferred Stock, Series A
                (incorporated herein by reference to Exhibit 3.2 of Genesee & Wyoming's Current Report on
                Form 8-K, as filed with the Commission on December 20, 2000 (File No. 000-20847)).

            (c) By-laws (incorporated herein by reference to Exhibit 3.3 of Genesee & Wyoming's
                Registration Statement on Form S-1, as filed with the Commission on April 24, 1996
                (File No. 333-03972)).

            (d) Specimen stock certificate representing shares of Class A Common Stock (incorporated herein by reference to Exhibit 4.1 of Amendment No. 2 to Genesee & Wyoming's
                Registration Statement on Form S-1, as filed with the Commission on June 12, 1996
                (File No. 333-03972)).

            (e) Form of Class B Stockholders' Agreement dated as of May 20, 1996, among Genesee &
                Wyoming, its executive officers and its Class B stockholders (incorporated herein by reference to Exhibit 4.2 of Amendment No. 1 to Genesee & Wyoming's Registration
                Statement on Form S-1, as filed with the Commission on June 7, 1996 (File No. 333-03972)).

Exhibit
Number  Description
------  -----------

            (f) Stock Purchase Agreement by and between Genesee & Wyoming Inc. and The 1818 Fund III,
                L.P. dated October 19, 2000 (incorporated herein by reference to Exhibit 10.1 of Genesee &
                Wyoming's Current Report on Form 8-K, as filed with the Commission on December 20,
                2000 (File No. 000-20847)).

            (g) Registration Rights Agreement between Genesee & Wyoming Inc. and The 1818 Fund III,
                L.P. dated December 12, 2000 (incorporated herein by reference to Exhibit 10.2 of Genesee
                & Wyoming's Current Report on Form 8-K, as filed with the Commission on December 20,
                2000 (File No. 000-20847)).

            (h) Letter Agreement between Genesee & Wyoming Inc., The 1818 Fund III, L.P. and Mortimer
                B. Fuller, III dated December 12, 2000 (incorporated herein by reference to Exhibit 10.3 of
                Genesee & Wyoming's Current Report on Form 8-K, as filed with the Commission on
                December 20, 2000 (File No. 000-20847)).

            (i) Voting Agreement and Stock Purchase Option dated March 21, 1980 among Mortimer B.
                Fuller, III, Mortimer B. Fuller, Jr. and Frances A. Fuller, and amendments thereto dated May
                7, 1988 and March 29, 1996 (incorporated herein by reference to Exhibit 9.1 of Genesee &
                Wyoming's Registration Statement on Form S-1, as filed with the Commission on April 24,
                1996 (File No. 333-03972)).

            (j) Form of Senior Debt Indenture**

            (k) Form of Subordinated Debt Indenture**

            (l) Form of Senior Debt Securities***

            (m) Form of Subordinated Debt Securities***

    5   Opinion of Simpson Thacher & Bartlett**

   12   Statements re: Computation of Ratios****

23(a)   Consent of Independent Public Accountants, Arthur Andersen LLP**

23(b)   Consent of Independent Auditors, Ernst & Young**

23(c)   Consent of Simpson Thacher & Bartlett (contained in their opinion filed as Exhibit 5)

   24   Power of Attorney (included on the signature pages to the initial registration statement)

   25   Statement of Eligibility of Trustee***

            (a) Form T-1 Statement of Eligibility of Trustee under the Senior Indenture

            (b) Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture

--------
   * To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
  **  Filed herewith.
 *** To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or by post-effective amendment in connection with an offering of our debt securities.
****  Previously filed.

Item 17. Undertakings.

   (1) The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
       Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwich, state of Connecticut, on November 28, 2001.

                                          GENESEE & WYOMING INC.

                                          By: /S/ MORTIMER B. FULLER, III
                                             __________________________________
                                             Name: Mortimer B. Fuller, III
                                             Title: Chairman of the Board and
                                               Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Date                     Title                       Signature
       ----                     -----                       ---------

 November 28, 2001 Chairman of the Board and Chief /S/ MORTIMER B. FULLER, III
                          Executive Officer        ---------------------------
                                                     Mortimer B. Fuller, III

 November 28, 2001     Chief Financial Officer                  *
                                                   ---------------------------
                                                        John C. Hellmann

 November 28, 2001 Senior Vice President and Chief              *
                         Accounting Officer        ---------------------------
                                                         Alan R. Harris

 November 28, 2001            Director                          *
                                                   ---------------------------
                                                           C. Sean Day

 November 28, 2001            Director                          *
                                                   ---------------------------
                                                         James M. Fuller

 November 28, 2001            Director                          *
                                                   ---------------------------
                                                         Louis S. Fuller

 November 28, 2001            Director                          *
                                                   ---------------------------
                                                         T. Michael Long

 November 28, 2001            Director                          *
                                                   ---------------------------
                                                        Robert M. Melzer

 November 28, 2001            Director                          *
                                                   ---------------------------
                                                        John M. Randolph

      Date         Title      Signature
      ----         -----      ---------

November 28, 2001 Director        *
                           ----------------
                           Philip J. Ringo

November 28, 2001 Director        *
                           ----------------
                           M. Douglas Young

*By: /s/  MORTIMER B. FULLER, III

     Mortimer B. Fuller, III
        Attorney-In-Fact
        ----------------

                               INDEX TO EXHIBITS

Exhibit
Number  Description
------  -----------
  1     Underwriting Agreement*

  4     Instruments defining the rights of security holders

            (a) Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of
                Genesee & Wyoming's Current Report on Form 8-K, as filed with the Commission on
                December 20, 2000 (File No. 000-20847)).

            (b) Certificate of Designation of 4.0% Senior Redeemable Convertible Preferred Stock, Series A
                (incorporated herein by reference to Exhibit 3.2 of Genesee & Wyoming's Current Report on
                Form 8-K, as filed with the Commission on December 20, 2000 (File No. 000-20847)).

            (c) By-laws (incorporated herein by reference to Exhibit 3.3 of Genesee & Wyoming's
                Registration Statement on Form S-1, as filed with the Commission on April 24, 1996
                (File No. 333-03972)).

            (d) Specimen stock certificate representing shares of Class A Common Stock (incorporated herein by reference to Exhibit 4.1 of Amendment No. 2 to Genesee & Wyoming's
                Registration Statement on Form S-1, as filed with the Commission on June 12, 1996
                (File No. 333-03972)).

            (e) Form of Class B Stockholders' Agreement dated as of May 20, 1996, among Genesee &
                Wyoming, its executive officers and its Class B stockholders (incorporated herein by reference to Exhibit 4.2 of Amendment No. 1 to Genesee & Wyoming's Registration
                Statement on Form S-1, as filed with the Commission on June 7, 1996 (File No. 333-03972)).

            (f) Stock Purchase Agreement by and between Genesee & Wyoming Inc. and The 1818 Fund
                III, L.P. dated October 19, 2000 (incorporated herein by reference to Exhibit 10.1 of Genesee
                & Wyoming's Current Report on Form 8-K, as filed with the Commission on December 20,
                2000 (File No. 000-20847)).

            (g) Registration Rights Agreement between Genesee & Wyoming Inc. and The 1818 Fund III,
                L.P. dated December 12, 2000 (incorporated herein by reference to Exhibit 10.2 of Genesee
                & Wyoming's Current Report on Form 8-K, as filed with the Commission on December 20,
                2000 (File No. 000-20847)).

            (h) Letter Agreement between Genesee & Wyoming Inc., The 1818 Fund III, L.P. and Mortimer
                B. Fuller, III, dated December 12, 2000 (incorporated herein by reference to Exhibit 10.3 of
                Genesee & Wyoming's Current Report on Form 8-K, as filed with the Commission on
                December 20, 2000 (File No. 000-20847)).

            (i) Voting Agreement and Stock Purchase Option dated March 21, 1980 among Mortimer B.
                Fuller, III, Mortimer B. Fuller, Jr. and Frances A. Fuller, and amendments thereto dated May
                7, 1988 and March 29, 1996 (incorporated herein by reference to Exhibit 9.1 of Genesee &
                Wyoming's Registration Statement on Form S-1, as filed with the Commission on April 24,
                1996 (File No. 333-03972)).

            (j) Form of Senior Debt Indenture**

            (k) Form of Subordinated Debt Indenture**

            (l) Form of Senior Debt Securities***

            (m) Form of Subordinated Debt Securities***

  5     Opinion of Simpson Thacher & Bartlett**

  12    Statements re: Computation of Ratios****

Exhibit
Number  Description
------  -----------
 23(a)  Consent of Independent Public Accountants, Arthur Andersen LLP**

 23(b)  Consent of Independent Auditors, Ernst & Young**

 23(c)  Consent of Simpson Thacher & Bartlett (contained in their opinion filed as Exhibit 5)

 24     Power of Attorney (included on the signature pages to the initial registration statement)

 25     Statement of Eligibility of Trustee***

            (a) Form T-1 Statement of Eligibility of Trustee under the Senior Indenture

            (b) Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture

--------
    *To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
   **Filed herewith
  ***To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or by post-effective amendment in connection with an offering of our debt securities.
 ****Previously filed.